UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 23, 2021

USA EQUITIES CORP.

(Exact Name of Registrant as Specified in its Charter)

0-19041

(Commission File No.)

Delaware	30-1104301
(State of Incorporation)	(I.R.S. Employer Identification No.)

901 Northpoint Parkway Suite 302 West Palm Beach FL 33407	33407
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (929) 379-6503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	USAQ	OTCMKTS

This Current Report and other reports filed by the Company with the Securities and Exchange Commission (the “SEC”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. Such statements reflect the current view of the Company’s management with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those reflected in forward-looking statements. Except as required by law, the Company does not intend to update any forward-looking statements to conform these statements to actual results.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 23, 2021, USA Equities Corp. (the “Company,” “we,” “us” and words of similar import) entered into a Purchase Agreement with MedScience Research Group, Inc. pursuant to which we acquired the trademark “AllergiEnd,” the web domain “AllergiEnd.com” and the US Method Patent Registration No. 9,655,556 relating to the allergy testing kit and related materials we distribute to our physician clients. (collectively, the “Assets”). Each of the Assets is associated with the AllergiEnd® diagnostic and allergen immunotherapy products we currently distribute as part of our recurring revenue business model focused on non-allergy specialist medical practitioners. In consideration for the Assets we issued to MedScience one million two hundred fifty thousand (1,250,000) shares of our common stock and our promissory note in the amount of $750,000 bearing interest at the rate of ten percent (10%) per annum and payable in thirty-six consecutive monthly instalments commencing July 7, 2021 and continuing through June 7, 2024.

Concurrent with the execution and delivery of the Purchase Agreement with MedScience we entered into a Contract Manufacturing Agreement with MedScience whereby MedScience agreed to manufacture and supply to us certain allergy related products including test kits, immunotherapies and injectable mixtures on the terms and conditions set forth in the Manufacturing Contract for the ten-year term of the Agreement. The price for each product can be increased by MedScience at any time and from time to time on ninety (90) days’ notice to us.

Troy Grogan, our President and principal shareholder, is a director of MedScience and a holder of shares of common stock of MedScience.

The foregoing description of the Purchase Agreement, the promissory note issued to MedScience and the Manufacturing Contract does not purport to be complete and is qualified in its entirety by reference to the copies of the Purchase Agreement, the promissory note and the Manufacturing Contract included as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K which are incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

See Item 1.01 hereof for a description of the assets we acquired from MedScience Research Group, Inc. on June 23, 2021 pursuant to a Purchase Agreement entered into on such date.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On June 23, 2021, we issued one million two hundred fifty thousand (1,250,000) shares of our common stock to MedScience Research Group, Inc., in consideration of the Assets acquired by us as described under Item 1.01 of this Report. The issuance was exempt under Section 4(2) of the Securities Act of 1933, as amended. The issuance was part of a private transaction in which no securities were offered to any party other than MedScience which accepted the shares as part of the consideration for the assets we acquired, no solicitation of any party was made in connection with the issuance, MedScience was advised that the shares had not been registered under the Securities Act and cannot be transferred unless they are registered for sale under the Securities Act or there is available an exemption from such registration requirements and appropriate “stop transfer” orders have been placed against the shares.

Item 7.01 REGULATION FD DISCLOSURE

On June 24, 2021, USA Equities Corp. (the “Company”) issued a press release entitled “USA Equities Corp. Acquires AllergiEnd® Assets.”

A copy of the above-mentioned press release is attached herewith as Exhibit 99.1.

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD. The Company uses, and will continue to use, its website (https://usaqcorp.com), press releases, and various social media channels, including its Twitter account (https://twitter.com/USAQcorp), its LinkedIn account (https://www.linkedin.com/company/usaqcorp) its Facebook account (https://www.facebook.com/USA-Equities-100113722270622), and its Instagram account (https://www.instagram.com/usaqcorp/) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminates in press releases and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases and on the social media channels identified above, as such information could be deemed to be material information.

Exhibit No.	Description

10.1	Purchase Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated June 23, 2021.
10.2	Promissory Note Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated June 23, 2021.
10.3	Manufacturing Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated June 23, 2021. Portions of the Manufacturing Agreement containing pricing information have been omitted.
99.1	Press release dated June 24, 2021 entitled “USA Equities Corp. Acquires AllergiEnd® Assets”

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 24, 2021

USA Equities Corp.

/s/: Troy Grogan
Name:	Troy Grogan
Title:	CEO and Chairman